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                                                                EXHIBIT 16(c)(7)

                             HUDDLESTON & CO., INC.
                       PETROLEUM AND GEOLOGICAL ENGINEERS
                                1 Houston Center
                           1221 McKinney, Suite 3700
                              Houston, Texas 77010

                                   ----------

                    PHONE (713) 209-1100 - FAX (713) 752-0828


                               February 10, 2003


Steven J Stock Farm, Inc.
16945 Northchase Drive, Suite 1800
Houston, Texas 77060-2151

                                RE: SEVEN J STOCK FARM, INC. - ROYALTY INTERESTS
                                    Estimated Reserves and Revenues
                                    As of January 1, 2003

Gentlemen:

Pursuant to your request, we have estimated future reserves and projected revenues for certain Proved oil, condensate, and gas properties owned by Seven J Stock Farm, Inc. (Seven J). The properties are located in Houston and Madison Counties, Texas.

Our conclusions, as of January 1, 2003, follow:

                                                     NET TO SEVEN J STOCK FARM, INC.
CONSTANT PRICING CASE                                  PROVED DEVELOPED PRODUCING*
---------------------                                -------------------------------
Estimated Net Oil/Cond., bbl                                      26,308
Estimated Net Gas, MMcf                                             30.5
Estimated Future Gross Revenue, $                                874,009
Operating Costs, $                                                     0
Direct Taxes, $                                                   65,948
Capital Expenditures, $                                                0
Future Net Revenue (FNR), $                                      808,062
Present Worth FNR Disc. at 10%, $                                600,885

ESTIMATED NET RESERVES AND REVENUES BY YEAR
PROJECTED NET REVENUES, $
2003                                                             190,162
2004                                                             153,394
2005                                                             122,450
Thereafter                                                       342,057
Total                                                            808,062

ESTIMATED NET PRODUCTION - 2003
Oil/Cond., bbl                                                     5,786
Gas, MMcf                                                            9.5

*Numbers subject to rounding.

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Seven J Stock Farm, Inc.
February 10, 2003
Page Two

REPORTING REQUIREMENTS

Securities and Exchange Commission (SEC) Regulation S-K Item 102, and Regulation S-X, Rule 4-10, and Financial Accounting Standards Board (FASB) Statement No. 69 require oil and gas reserve information including the Standardized Measure of Discounted Cash Flows ("Standardized Measure") to be reported by publicly held companies as supplemental financial data. These regulations and standards provide for estimates of Proved reserves and revenues discounted at 10% based on oil and gas prices in effect on the "as of" date of the report.

The STANDARDS PERTAINING TO THE ESTIMATING AND AUDITING OF OIL AND GAS INFORMATION prepared by the Society of Petroleum Engineers (SPE) and the GUIDELINES FOR APPLICATION OF THE DEFINITIONS FOR OIL AND GAS RESERVES prepared by the Society of Petroleum Evaluation Engineers (SPEE) provide standards for the qualifications and independence of reserve estimators and acceptable methods for estimating future reserves. In addition, the SPE and SPEE require Proved reserves to be economically recoverable with prices and operating expenses in effect on the "as of" date of the report without further escalation.

The estimated reserves and revenues shown herein have been prepared in accordance with our understanding of all applicable SEC, FASB, SPE and SPEE regulations and requirements.

Also at the request of Seven J, Huddleston & Co., Inc., prepared a January 1, 2003, fair market value evaluation using escalated product prices. The fair market value evaluation, prepared under separate cover, evaluated the same properties as contained in this report and was dated February 11, 2003.

PROJECTIONS

The attached reserve and revenue projections have been prepared on a calendar year basis with the first time period being January 1, 2003, through December 31, 2003.

RESERVE ESTIMATES

The reserve estimates for the Proved Developed Producing properties were based on the extrapolation of historical production data. All of the producing properties had reported production and all had sufficient data to suggest a decline trend.

Definitions of the various Proved reserve classifications are provided herein.

PRODUCT PRICES

SEC and FASB requirements specify the use of oil and gas prices in effect on the "as of" date of the report for reporting purposes. The projected revenues shown herein were based on product prices in effect as of December 31, 2002, as represented by Seven J. We have generally reviewed the prices that have been projected for the various properties and believe they are consistent with current market prices.

Product prices were held constant over the life of the properties.

Market prices for both oil and gas continue to be subject to a substantial degree of variation as a result of a variety of market and seasonal factors. Therefore, actual future receipts are likely to vary significantly from the projections. We are unable to accurately project future markets; however, significant fluctuations in market prices may materially affect our projections of both future reserves and revenues. The variations in product prices as shown on the summary projections result from the net effect of computer averaging of the aggregate of gross revenues and net revenues with varying rates of decline.

                             HUDDLESTON & CO., INC.

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Seven J Stock Farm, Inc.
February 10, 2003
Page Three

A comparison of the average product prices, weighted as a composite for all properties over life, follows: (Gas prices have been adjusted for heating value and are reported as dollars per Mcf.)

CONSTANT PRICING CASE              OIL/COND., $/BBL      GAS, $/MCF
---------------------              ----------------      ----------
2003                                    28.36               4.43
Maximum                                 28.36               4.44
Average Over Life                       28.12               4.40

OPERATING EXPENSES, TAXES, AND CAPITAL EXPENDITURES

Seven J supplied operating income/expense statements for the properties evaluated in this report. As a royalty interest owner Seven J is not directly burdened by operating expenses. Seven J is indirectly burdened by operating expenses in that such expenses were considered in the cash flow model to calculate the economic limit of the individual properties.

Severance and ad valorem taxes were scheduled for each property where applicable.

VALUES AND COSTS NOT CONSIDERED

General home office overhead (G&A), federal income taxes, and allowances for depreciation, depletion, and amortization have not been deducted from estimated revenues. Values were not assigned to nonproducing acreage or to the salvage value of surface and subsurface equipment. Probable reserves are prohibited from inclusion for SEC reporting purposes and therefore have not been included in this report.

REPORT QUALIFICATIONS

The estimated future revenues are based on projections of recoverable hydrocarbons, rates of production, proration by state and federal agencies, future product prices that are subject to rapidly changing market conditions, operating costs, and direct taxes. Any unusual combination of variations in these factors could result in future receipts considerably more or less than those estimated herein.

THE ESTIMATED FUTURE NET REVENUES AND PRESENT WORTH OF FUTURE NET REVENUES ARE NOT REPRESENTED AS MARKET VALUES FOR THE SUBJECT PROPERTIES.

Estimates for individual properties should be considered in context with the total or overall estimated revenues. The actual performance of individual properties may vary considerably from the projections, particularly in comparison to the total composite projections. Small interest or low-income properties that have little apparent value are not studied to the same extent as the more significant properties.

                             HUDDLESTON & CO., INC.

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Seven J Stock Farm, Inc.
February 10, 2003
Page Four

We have utilized Seven J documents as a basis for ownership, product prices, operating expenses, and other factual data necessary for our estimates. We have generally tested the validity of these data and believe the information to be correct. We express no opinions and make no representations as to legal or accounting interpretations provided by Seven J. We did not inspect the properties or conduct independent well tests and do not believe it to be necessary for the purpose of this report.

                                                  Respectfully submitted,


                                                  /s/ John P. Krawtz, P.E.
                                                  John P. Krawtz, P.E.

JPK:dsm

                             HUDDLESTON & CO., INC.